EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sunrise Telecom Incorporated:

We consent to the incorporation by reference in the registration statements (File Nos. 333-125128, 333-61596, 333-43270, 333-96689, 333-107471 and 333-115722) on Form S-8 of Sunrise Telecom Incorporated of our report dated September 30, 2008 with respect to the consolidated balance sheets of Sunrise Telecom Incorporated and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Sunrise Telecom Incorporated.

Our report dated September 30, 2008 refers to an accounting change as a result of the adoption of SFAS 123R, Share-Based Payment, and FIN 48, Accounting for Uncertainty in Incomes Taxes, an Interpretation of SFAS 109, effective January 1, 2006 and January 1, 2007, respectively.

/s/    KPMG LLP

Mountain View, California

October 2, 2008